Subscription Agreement
Contenental Alloy Wheel Corporation

1.   Investment:

(a)  The undersigned (“Buyer”) subscribes for ________ Shares of Common     Stock of Continental Alloy Wheel Corporation at $0.01 per share.

(b)  Total subscription price ($0.01 times number of Shares): $___________

PLEASE MAKE CHECKS PAYABLE TO: Underhill Securities Corp

2.  Investor Information:

Name (type or print)	SSN/EIN/Taxpayer I.D.

Address:	Zip:

Joint Name (type or print)	SSN/EIN/Taxpayer I.D.

Address:	Zip:

Mailing Address (if different from above):
Street	City/State	Zip

Business Phone: (_____) ________________________	Home Phone: (_____) _________________________

3.  Type of ownership: (You must check one box)

☐	Individual
☐	Custodian for ________________________
☐	Tenants in Common
☐	Uniform Gifts to Minors Act of the State of: ___________
☐	Corporation (Inc., LLC, LP)—Please List all officers, directors, partners, managers, etc.:
☐	Joint Tenants with rights of Survivorship
☐	Partnership (Limited Partnerships use “Corporation”)
☐	Trust
☐	Community Property
☐	Other (please explain) ______________________________

4.  Further Representations, Warrants and Covenants.

Buyer hereby represents, warrants, covenants and agrees as follows:

(a) Buyer is at least eighteen (18) years of age with an address as set forth in this Subscription Agreement.

(b) Buyer is under no legal disability nor is Buyer subject to any order, which would prevent or interfere with Buyer’s execution, delivery and performance of this Subscription Agreement or his or her purchase of the Shares. The Shares are being purchased solely for Buyer’s own account and not for the account of others and for investment purposes only, and are not being purchased with a view to or for the transfer, assignment, resale or distribution thereof, in whole or part. Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement with respect to the transfer, assignment, resale or distribution of any of the Shares.

(c) Buyer has been furnished with the Prospectus. Buyer understands that Buyer shall be required to bear all personal expenses incurred in connection with his or her purchase of the Shares, including without limitation, any fees which may be payable to any accountants, attorneys or any other persons consulted by Buyer in connection with his or her investment in the Offering.

5. Acceptance of Subscription

It is understood that this subscription is not binding upon the Company until accepted by the Company, and that the Company has the right to accept or reject this subscription, in whole or in part, in its sole and complete discretion. If this subscription is rejected in whole, the Company shall return to Buyer, without interest, the Payment tendered by Buyer, in which case the Company and Buyer shall have no further obligation to each other hereunder. In the event of a partial rejection of this subscription, Buyer’s Payment will be returned to Buyer without interest, whereupon Buyer agrees to deliver a new payment in the amount of the purchase price for the number of Shares to be purchased hereunder following a partial rejection of this subscription.

6. Governing Law

This Subscription Agreement shall be governed and construed in all respects in accordance with the laws of the State of Nevada without giving effect to any conflict of laws or choice of law rules.

IN WITNESS WHEREOF, this Subscription Agreement has been executed and delivered by the Buyer and by the Company on the respective dates set forth below.

Investor’s Subscription

Accepted this_____ day of ________, 2012

Signature of Buyer	Accepted by:

Printed Name	President

Date: __________________________________

Deliver completed subscription agreements and checks to:

Underhill Securities Corp.
c/o Continental Alloy Wheel Corporation
4045 South Spencer Street Suite 108
Las Vegas, NV   89119